Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Eric Lindblom - 336-436-6739
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP ANNOUNCES CONTRACT EXTENSION WITH
CIGNA HEALTHCARE

Burlington, NC, June 6, 2007— Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has executed a multi-year clinical laboratory services contract renewal with CIGNA HealthCare. LabCorp will continue to be a contracted laboratory provider in all CIGNA HealthCare markets. Additionally, effective January 1, 2008, LabCorp will no longer be contractually restricted from marketing that the Company is a fully participating, in-network provider to CIGNA HealthCare for all services in all major markets. Additional terms were not disclosed.

“This agreement is important because we will no longer be prohibited from marketing to doctors and patients that we are a participating, in-network provider to all CIGNA HealthCare members and plans in all major markets,” said David P. King, President and Chief Executive Officer of LabCorp. “We welcome the opportunity to compete for CIGNA HealthCare business on a level playing field with all other contracted laboratories. Of course, CIGNA HealthCare’s participating physicians may continue to send all of their work to LabCorp, giving choice to those physicians who prefer using a single high-quality, full-service laboratory. We look forward to continue offering CIGNA HealthCare, and their participating doctors and members, the convenience, innovation and quality that help improve patient care and lead to better health outcomes.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.